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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                              ---------------------

                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         Date of Report: APRIL 17, 2003

                        Commission File Number 333-88577

                        NORTHERN BORDER PIPELINE COMPANY
             (Exact name of registrant as specified in its charter)





                 TEXAS                                   74-2684967
     (State or other jurisdiction                     (I.R.S. Employer
           of incorporation)                         Identification No.)


           13710 FNB PARKWAY                             68154-5200
            OMAHA, NEBRASKA                              (Zip Code)
    (Address of principal executive
               offices)




                         TELEPHONE NUMBER (402) 492-7300
              (Registrant's telephone number, including area code)


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ITEM 5.  OTHER EVENTS


         Northern Border Partners, L.P. owns a 70% general partner interest in us. Two of Northern Border Partners' general partners, Northern Plains Natural Gas Company and Pan Border Gas Company, are owned by Enron Corp. In addition, all of the common stock of Portland General Electric Company ("PGE") is owned by Enron. As the owner of PGE's common stock, Enron is a holding company for purposes of the Public Utility Holding Company Act ("PUHCA"). Following Enron's acquisition of PGE in 1997, Enron annually filed a statement claiming an exemption from all provisions of PUHCA (except the provision which addresses the acquisition of public utility company affiliates) under Section 3(a)(1). Due to Enron's bankruptcy filing in December 2001, Enron is no longer able to provide necessary financial information needed to file the exemption statement. As a result, in February 2002, Enron applied to the SEC for an order of exemption under Section 3(a)(1). To be eligible for this exemption, PGE's utility activities must, among other things, be predominantly intrastate in character.

         Following the submission of testimony by the parties to the proceeding, a hearing on Enron's application was held on December 5, 2002. On February 6, 2003, the administrative law judge ("ALJ") issued an initial decision ("Initial Decision") holding that PGE does not meet the criteria to be predominantly intrastate in character, thereby denying Enron's application for exemption. On February 27, 2003, Enron filed a petition for review with the SEC requesting that the SEC review the ALJ's Initial Decision, reverse such Initial Decision, and find that Enron is entitled to an exemption from PUHCA. Filing of the petition stays the effect of the Initial Decision until such time as the SEC acts on the petition. As directed by the SEC, the Division of Investment Management filed a response to the petition on March 25, 2003 urging the SEC to reject the petition and affirm the ALJ's Initial Decision. The SEC could act on the petition at any time. Possible actions that the SEC could take include setting the matter for further hearings before the full Commission or summarily affirming, reversing or modifying the Initial Decision. If the SEC affirms the Initial Decision, Enron would be required to register as a holding company under PUHCA and Northern Plains and Pan Border would presumptively become subsidiaries within the newly registered Enron holding company system. Further, because of the voting interest held by Enron through its general partner interests in Northern Border Partners, Northern Border Partners and certain of its subsidiaries, including us, would also presumptively become subsidiaries within the Enron holding company system.


         PUHCA imposes a number of restrictions on the operation of registered holding companies and their subsidiaries within the registered holding company system, including the requirement of SEC approval of securities issuances and certain restrictions on the ability to own or acquire businesses. PUHCA also regulates transactions between companies in a holding company system. Operations under PUHCA can become materially more expensive and cumbersome than operations by companies that are not subject to, or exempt, from PUHCA. If we are unable to obtain an exemption from subsidiary status under PUHCA, we would become subject to regulation by the SEC not only with respect to the acquisition of the securities of public utilities, but also with respect to, among other things, the acquisition of assets and interests in any other business, declaration and payment of certain cash distributions; intra-system borrowings or indemnifications; sales, services or construction transactions with other holding company system companies; the issuance of debt or equity securities; and borrowings under credit facilities. At this time, we cannot predict how regulations under PUHCA would impact our operations, although if we receive the exemptions or blanket, forward-looking orders referred to below, we believe that we will be able to conduct our operations in a manner consistent with our current operations without material cost or delay.

         If Enron's exemption application is denied by the SEC, we cannot estimate the amount of time that the SEC will provide for Enron to register as a holding under PUHCA at which time Enron and its holding company system would become subject to PUHCA. We intend to seek blanket, forward-looking orders from the SEC that, if granted, would minimize the impacts as described above of PUHCA on our operations. We also may seek exemptions for our operations from regulation under PUHCA. Similar blanket, forward-looking orders and exemptions have been granted by the SEC to operating subsidiaries of a holding company under PUHCA. No assurance can be given that we will be successful in obtaining all the blanket orders or exemptions that we intend to seek or that our operations will not be subject to the full regulatory impact of PUHCA.





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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       NORTHERN BORDER PIPELINE COMPANY
                                       By: Northern Plains Natural Gas
                                           Company, Operator

                                       By: /s/ Jerry L. Peters
                                          --------------------------------------
                                          Jerry L. Peters
                                          Vice President, Finance and Treasurer


Dated:  April 17, 2003